As filed with the Securities and Exchange Commission on February 8, 2010
Registration No. 333-42385

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 3 to
Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AFFILIATED COMPUTER SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	51-0310342 (I.R.S. Employer Identification No.)

2828 North Haskell Avenue Dallas, Texas 75204 (Address of Principal Executive Offices)
Affiliated Computer Services, Inc. 1997 Stock Incentive Plan Computer Data Systems, Inc. 1991 Long-Term Incentive Plan (Full title of the plans)
Tas Panos, Esq.
General Counsel
Affiliated Computer Services, Inc.
2828 North Haskell Avenue
Dallas, Texas 75204
(214) 841-6111
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.   See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment No. 3 (the “Post-Effective Amendment”) to the Form S-8 Registration Statement, Registration No. 333-42385, filed on December 16, 1997 (the “Registration Statement”) and last amended on December 6, 2005, which registered an aggregate amount of 4,806,849 shares of Class A Common Stock of Affiliated Computer Services, Inc. (the “Company”), par value $0.01 per share, and Class A Common Stock Purchase Rights attached to and trading with the Class A Common Stock, is being filed in order to deregister securities remaining under such Registration Statement.

On September 27, 2009, the Company, Xerox Corporation (“Xerox”) and Boulder Acquisition Corp. (“Boulder”) entered into a merger agreement, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 13, 2009 (the “Merger Agreement”), whereby the Company merged with and into Boulder (the “Merger”), with Boulder continuing as the surviving company and a wholly-owned subsidiary of Xerox. The Certificate of Merger was filed with the Secretary of State of the State of Delaware and became effective at 4:30 p.m., Eastern Standard Time, on February 5, 2010.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, pursuant to Item 512(a)(3) of Regulation S-K, the Company hereby removes from registration any and all securities of the Company previously registered but not sold or otherwise issued under the Registration Statement as of the filing of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 3 to Form S-8 Registration Statement and has duly caused this Post-Effective Amendment No. 3 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this February 8, 2010.

AFFILIATED COMPUTER SERVICES, INC.

By	/s/ Kevin Kyser
Name: Kevin Kyser
Title: Executive Vice President and Chief Financial Officer